Dreyfus Founders Funds, Inc. File No. 811-1018
Form N-SAR Item 77.C.
Matters Submitted to a Vote of Security Holders
Dreyfus Founders Government Securities Fund

A special meeting of the shareholders of Dreyfus Founders Government Securities Fund (“Government Fund”), a series of Dreyfus Founders Funds, Inc. (the “Registrant”), was held on September 8, 2006 to consider approval of an Agreement and Plan of Reorganization providing for the reorganization of Government Fund into Dreyfus U.S. Treasury Intermediate Term Fund (“Dreyfus Treasury Fund”), with Dreyfus Treasury Fund being the surviving fund. In connection with this reorganization, Dreyfus Treasury Fund acquired all of the assets of Government Fund in exchange for Dreyfus Treasury Fund shares and the assumption by Dreyfus Treasury Fund of Government Fund’s stated liabilities. The Dreyfus Treasury Fund shares received by Government Fund were distributed pro rata to the Government Fund shareholders in liquidation of Government Fund, after which Government Fund ceased operations.

The shareholders of Government Fund approved the Agreement and Plan of Reorganization. The following chart shows the voting results:

	No. of Shares	% of Outstanding Shares

FOR:	492,732.174	51.402%
AGAINST:	9,633.874	1.005%
ABSTAIN:	28,144.468	2.936%
TOTAL:	530,510.516	55.343%

Dreyfus Founders Money Market Fund

A special meeting of the shareholders of Dreyfus Founders Money Market Fund (“Money Market Fund”), a series of the Registrant, was held on September 8, 2006 to consider approval of an Agreement and Plan of Reorganization providing for the reorganization of Money Market Fund into Dreyfus Liquid Assets, Inc. (“DLA”), with DLA being the surviving fund. In connection with this reorganization, DLA acquired all of the assets of Money Market Fund in exchange for DLA Class 1 shares and the assumption by DLA of Money Market Fund’s stated liabilities. The DLA Class 1 shares received by Money Market Fund were distributed pro rata to the Money Market Fund shareholders in liquidation of Money Market Fund, after which Money Market Fund ceased operations.

The shareholders of Money Market Fund approved the Agreement and Plan of Reorganization. The following chart shows the voting results:

	No. of Shares	% of Outstanding Shares

FOR:	16,252,106.114	53.924%
AGAINST:	461,085.590	1.530%
ABSTAIN:	582,260.520	1.932%
TOTAL:	17,295,452.224	57.386%